Schedule 14A
                                (Rule 14a-101)
                INFORMATION REQUIRED IN PROXY STATEMENT
                        SCHEDULE 14A INFORMATION

            Proxy Statement Pursuant to Section 14(a) of the Securities
                        Exchange Act of 1934 (Amendment No.   )

Filed by the registrant /X/
Filed by a party other than the registrant / /

Check the appropriate box:

/ /     Preliminary proxy statement
/X/     Definitive proxy statement
/ /     Definitive additional materials
/ /     Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                THE BOMBAY COMPANY, INC.
                     (Name of Registrant as Specified in Its Charter)
       Michael J. Veitenheimer, Vice President, Secretary and General Counsel
                      (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

/X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act
    Rule 14a-6(i)(3).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
    0-11.

(1)  Title of each class of securities to which transaction applies:

     ----------------------------------------------------------------

(2)  Aggregate number of securities to which transactions applies:

     ----------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     ----------------------------------------------------------------

(4)  Proposed maximum agregate value of transaction:

     ----------------------------------------------------------------

     / / Check box if any part of the fee is offset as provided by Exchange Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          (1)  Amount previously paid:

          -----------------------------------------------------------

          (2)  Form, schedule or registration statement no.:

          -----------------------------------------------------------

          (3)  Filing party:

          -----------------------------------------------------------

          (4)  Date filed:

          -----------------------------------------------------------





                            THE BOMBAY COMPANY, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 16, 1996

To the Shareholders:

     The Annual Meeting of Shareholders of The Bombay Company, Inc. will be held at the Dorothea Leonhardt Lecture Hall at the Botanic Garden Center Complex, 3220 Botanic Garden Blvd., Fort Worth, Texas, on May 16, 1996 at 9:00 a.m. (C.D.T.) for the following purposes:

     1. To elect three directors in Class B to serve for three-year terms expiring in 1999, or until their successors are elected and qualified;

     2. To approve the adoption of The Bombay Company, Inc. 1996 Long-Term Incentive Stock Plan; and

     3. To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

     By resolution of the Board of Directors, only shareholders of record as of the close of business on March 18, 1996 are entitled to notice of, and to vote at, the Annual Meeting. The transfer books will not be closed. The Annual Report of the Company, including financial statements for the year ended February 3, 1996, has been mailed to all shareholders.


                               By Order of the Board of Directors


                                          MICHAEL J. VEITENHEIMER
                                        Vice President, Secretary
                                              and General Counsel







Fort Worth, Texas
April 3, 1996

   IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.















                            THE BOMBAY COMPANY, INC.
                               550 Bailey Avenue
                            Fort Worth, Texas 76107
                                 (817) 347-8200

                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 16, 1996


                     SOLICITATION AND REVOCABILITY OF PROXY

     The accompanying Proxy, first mailed to shareholders on April 3, 1996, is solicited by the Board of Directors of The Bombay Company, Inc. (the "Company") for use at the annual meeting of shareholders for the fiscal year ended February 3, 1996, which meeting is to be held on May 16, 1996, (the "Annual Meeting") or at any adjournment(s) thereof. Giving the Proxy will not in any way affect a shareholder's right to attend the Annual Meeting and to vote in person. A Proxy may be revoked at any time before it is exercised by requesting its return in writing to the Secretary at the office of the Company prior to or at the Annual Meeting, by the attendance and voting by a shareholder at the Annual Meeting or by the execution and delivery to the Company of a proxy dated subsequent to a prior proxy.

     A Proxy in the accompanying form which is properly signed, dated, returned and not revoked will be voted in accordance with the instructions contained therein. Unless authority to vote for the election of directors (or for any one or more nominees) is withheld, proxies will be voted for the slate of three directors proposed by the Board, and, if no contrary instructions are given, proxies will be voted for approval of any remaining item on the Proxy. Discretionary authority is provided in the Proxy as to any matters not specifically referred to therein. Management is not aware of any other matters which are likely to be brought before the Annual Meeting. However, if any such matters are properly raised, it is understood that the Proxy holder or holders are fully authorized to vote thereon in accordance with his or their judgment and discretion.

     The cost of soliciting proxies in the accompanying form has been, or will be, paid by the Company. In addition to the solicitation of proxies by use of the mails, certain officers and regular employees (who will receive no compensation therefore in addition to their regular salaries) may be used to solicit proxies personally and by telephone. In addition, banks, brokers and other custodians, nominees and fiduciaries will be requested to forward copies of the Proxy material to their principals and to request authority for the execution of proxies. The Company will reimburse such persons for their expenses in so doing. To the extent necessary in order to assure sufficient representation, a commercial proxy solicitation firm may be engaged to assist in the solicitation of proxies. Whether such a measure will be necessary depends entirely upon how promptly proxies are received. No outside proxy solicitation firm has been selected or employed with respect to the Annual Meeting as of the date of this Proxy Statement, and the costs of any such services cannot be estimated at this time.


                       RECORD DATE AND VOTING SECURITIES

   The Board of Directors has fixed the close of business on March 18, 1996 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. As of the record date for the Annual Meeting, there were outstanding 37,391,202 shares of Common Stock. Each holder of Common Stock is entitled to one vote for each share held by such person. All share numbers contained in this Proxy Statement have been adjusted for all stock splits unless otherwise noted.

                               SECURITY OWNERSHIP

PRINCIPAL SHAREHOLDERS

   The following table sets forth information based upon the records of the Company and filings with the Securities and Exchange Commission as of March 18, 1996, with respect to each person known to be the beneficial owner of more than five percent (5%) of any class of the Company's voting securities.


                NAME AND ADDRESS OF                     AMOUNT AND NATURE OF      PERCENT
TITLE OR CLASS  BENEFICIAL OWNERSHIP                    BENEFICIAL OWNERSHIP (1)  OF CLASS
- - --------------  --------------------                    ------------------------  --------
Common Stock    State of Wisconsin Investment Board     3,643,100 shares (2)      9.8%
                P.O. Box 7842
                Madison, WI 53707
- - -------------------

(l)Shares are deemed to be "beneficially owned" by a person if such person, directly or indirectly, has or shares (i) the voting power thereof, including the power to vote or to direct the voting of such shares, or (ii) the investment power with respect thereto, including the power to dispose or direct the disposition of such shares. In addition, a person is deemed to beneficially own any shares of which such person has the right to acquire beneficial ownership within 60 days.

(2)The State of Wisconsin Investment Board filed with the Securities and Exchange Commission an Amended Schedule 13G dated February 1, 1996, reporting ownership of 3,643,100 shares of Common Stock as of December 31, 1995.



SECURITIES OWNED BY MANAGEMENT

   The table below sets forth as of March 18, 1996 the numbers of shares of Common Stock beneficially owned by each of the directors of the Company, each executive officer or former executive officer named in the Summary Compensation Table and all directors and executive officers of the Company as a group.

                                           Amount and Nature    Percent
  Title of     Name of Beneficial            of Beneficial        of
    Class      Ownership                      Ownership(1)       Class
  ---------    ---------------------       -----------------    -------
Common Stock   Barbara Bass                     48,436(2)          *
Common Stock   Elaine D. Crowley                54,027(3)          *
Common Stock   Edmund H. Damon                  49,186(4)          *
Common Stock   William S. Goodlatte              6,620(5)          *
Common Stock   James E. Herlihy                253,787(6)          *
Common Stock   Robert S. Jackson                32,397(7)          *
Common Stock   A. Roy Megarry                    5,200(8)          *
Common Stock   Clayton E. Niles                 77,624(9)          *
Common Stock   Alexandra M.T. Nourse         1,606,153(10)        4.2
Common Stock   Robert E. M. Nourse           1,606,153(10)        4.2
Common Stock   Robert E. Runice                 25,312(11)         *
Common Stock   Carson R. Thompson              568,093(12)        1.5
Common Stock   Michael J. Veitenheimer         109,737(13)         *
Common Stock   Shirley Young                    25,400(14)         *
Common Stock   All present executive         2,855,352(15)        7.4
               officers and
               directors as a group
               (13 persons)

*Less than one percent (1%)

(1)Directors and executive officers have sole voting and investment powers of the shares shown unless otherwise indicated below. Includes shares which may be acquired by the exercise of options within sixty days after March 18, 1996. Does not include units under Director Stock Deferral Plan which may not be acquired within 60 days.

(2)Includes 21,936 shares which may be acquired upon exercise of options. Ms. Bass disclaims beneficial ownership of 20,000 shares listed above which are owned by her spouse.

(3)Includes 31,623 shares which may be acquired upon exercise of options.

(4)Includes 37,124 shares which may be acquired upon exercise of options. Mr. Damon disclaims beneficial ownership of 6,157 shares listed above which are owned by his spouse and a trust for the benefit of his children.

(5)Includes 3,900 shares which may be acquired upon exercise of options.

(6)Includes 214,248 shares which may be acquired upon exercise of options. Mr. Herlihy disclaims beneficial ownership of 1,405 shares listed above which are owned by his spouse.

(7)Includes 21,935 shares which may be acquired upon exercise of options.

(8)Includes 2,700 shares which may be acquired upon exercise of options. Mr. Megarry disclaims beneficial ownership of 2,500 shares listed above which are owned by his spouse.

(9)Includes 6,750 shares which may be acquired upon exercise of options.

(10)Alexandra M.T. Nourse and Robert E. M. Nourse are married and are the Executive Vice President, and President and Chief Executive Officer of the Company, respectively. In the table above, the 1,606,153 shares beneficially owned by Alexandra M.T. Nourse and Robert E. M. Nourse are reflected as being beneficially owned by each of them; therefore, the number of shares and percentage of the class reflected for each should not be added in determining the actual number of shares or percentage owned by both of them. Although included in the total number of shares above, each disclaims beneficial ownership of shares owned and options exercisable by the other. Ms. Nourse owns directly 343,371 shares and has beneficial ownership in options covering 307,674 shares. Mr. Nourse owns directly 358,161 shares and has beneficial ownership in options covering 431,947 shares. The Nourses also hold beneficial ownership of 165,000 shares held by a family limited partnership.

(11)Includes 11,812 shares which may be acquired upon exercise of options.

(12) Includes 6,750 shares which may be acquired upon exercise of options.

(13) Includes 21,288 shares which may be acquired upon exercise of options.

(14) Includes 5,400 shares which may be acquired upon exercise of options.

(15) Includes 1,125,087 shares which may be acquired upon exercise of options held by executive officers and directors.

                             ELECTION OF DIRECTORS

                                    (ITEM 1)

   The Certificate of Incorporation of the Company provides that the members of The Bombay Company, Inc. Board of Directors shall be divided into three classes, as nearly equal in number as possible, each of which is to serve for three years, with one class being elected each year. The terms of office of the directors in Class B expire with this Annual Meeting.

   To be elected as a director, each nominee must receive the favorable vote of a plurality of the shares represented and entitled to be voted at the Annual Meeting. The persons named in the enclosed form of Proxy, unless otherwise directed, intend to vote such Proxy FOR the election of the nominees named below as directors for the term specified. If any nominee becomes unavailable for any reason, the persons named in the form of Proxy are expected to consult with management in voting the shares represented by them. Management has no reason to doubt the availability of any of the nominees to serve and no reason to believe that any of the nominees will be unavailable or unwilling to serve if elected to office. Except as limited by the Certificate of Incorporation or bylaws, to the knowledge of management, the nominees intend to serve the term for which election is sought. Cumulative voting is not permitted by the Certificate of Incorporation.

   The Board of Directors has nominated three persons for election as directors in Class B at this Annual Meeting to serve for three-year terms expiring in 1999, or until their successors are elected and qualified. All nominees are currently serving as directors and have consented to serve upon election.

              PRESENT DIRECTORS WHO ARE NOMINATED FOR RE-ELECTION

                                                           DIRECTOR  TERM TO
DIRECTOR'S NAME     AGE        PRINCIPAL OCCUPATION         SINCE     EXPIRE
Clayton E. Niles    69   Private Investor                    1982      1999

Carson R. Thompson  57   Chairman of the Board of the        1978      1999
                         Company; Chairman of the Board,
                         President & Chief Executive
                         Officer, The CRT Group, Inc.

Shirley Young       60   Vice President Consumer             1994      1999
                         Marketing Development, General
                         Motors Corporation

               CONTINUING DIRECTORS WHOSE TERMS ARE NOT EXPIRING

                                                             DIRECTOR TERM TO
DIRECTOR'S NAME          AGE       PRINCIPAL OCCUPATION       SINCE    EXPIRE
Barbara Bass              45  Private Investor                 1993     1998

Edmund H. Damon           66  Private Investor and former      1984     1997
                              President and Chief
                              Executive Officer,
                              Pantasote, Inc.

Robert S. Jackson         50  Private Investor, Business       1991     1998
                              Consultant and former
                              President and Chief
                              Executive Officer, USPCI,
                              Inc.

A. Roy Megarry            59  Chairman, The Globe and Mail     1994     1998
                              and Consultant to Thomson
                              Newspapers

Robert E. M. Nourse       57  President and Chief              1990     1997
                              Executive Officer of the
                              Company

Robert E. Runice          66  Private Investor and retired     1985     1997
                              Vice President and
                              President, Commercial
                              Development Division, US
                              West, Inc.

   Additional information regarding the three nominees for election as directors and the continuing directors of the Company is as follows:

NOMINEES

   Clayton E. Niles has been a member of the Board of Directors since 1982 and has become a private investor since his retirement on May 1, 1986, as Chairman of the Board of Communications Industries, Inc., a position held since January 1, 1980. Communications Industries, Inc., acquired by Pacific Telesis Group, is a supplier of mobile telephone services. Mr. Niles served as Chief Executive Officer of Communications Industries, Inc. from January 1, 1976 until July 1, 1982, and thereafter re-assumed the office of President and Chief Executive Officer from July 1, 1983 until July 1, 1985. Mr. Niles also serves as Chairman of the Board of Tandy Brands Accessories, Inc.

   Carson R. Thompson continues to serve as Chairman of the Board of the Company, a position held since November 1982. Mr. Thompson retired on June 30, 1991 after having served as Chief Executive Officer since July 1, 1982, and as President from July 1, 1982 to June 20, 1990. Prior thereto, Mr. Thompson served as President of Tex Tan Welhausen Co., a division of the Company, from 1974 until elected Vice President of the Company in May 1978 and thereafter elected Executive Vice President in September 1980. Mr. Thompson served as President and Chief Operating Officer of the Company from August 1981 to July 1982. Since his retirement, Mr. Thompson has acted as Chairman of the Board, President and Chief Executive Officer of The CRT Group, Inc., engaged in the business of software marketing and human resource consulting.

   Shirley Young was elected to the Board of Directors on May 11, 1994. Ms. Young has served as Vice President, Consumer Market Development for General Motors Corporation since June 1, 1988, and for the previous five years was a Marketing Consultant to General Motors. Prior thereto, Ms. Young spent over 25 years at Grey Advertising holding various positions including Executive Vice President, a member of the Agency Policy Council and, in 1983, became President of Grey Strategic Marketing. Ms. Young also serves on the Boards of Directors of Promus Corporation and Bell Atlantic Corporation and is a Consultant Director of the Dayton Hudson Corporation.

CONTINUING DIRECTORS

   Ms. Barbara Bass has been a director of the Company since February 17, 1993. She previously served as President and Chief Executive Officer of the Emporium Weinstock division of Carter Hawley Hale Stores, Inc., a department store chain, from 1989 to 1992. During 1987 and 1988, Ms. Bass served as Chairman of the Board and Chief Executive Officer of I. Magnum, a division of Federated Department Stores. Prior thereto, from 1980 until 1987, Ms. Bass was employed by Bloomingdales, a division of Federated Department Stores, serving as Executive Vice President from 1985 until 1987, Senior Vice President from 1983 until 1985, Merchandising Vice President from 1981 until 1983 and Operating Vice President during 1980 and 1981. Prior to joining Bloomingdales, Ms. Bass spent eight years in fashion retailing at Macy's California and Burdine's. Ms. Bass also serves on the Board of Directors of Starbucks Corporation.

   Edmund H. Damon joined the Board of Directors in 1984 and is a private investor after having served as President and Chief Executive Officer of Pantasote, Inc. from January 1, 1986 to September 22, 1989, and as President and Chief Operating Officer from May 1983 through December 1985. Mr. Damon served as Vice President of Mainstream Access, Inc. from September 1982 to May 1983, and as Vice President and a member of the Management Committee of The Singer Co. for more than three years prior to September 1982. Mr. Damon also serves on the Board of Directors of Newflo Corporation.


   Robert S. Jackson has been a member of the Board of Directors since 1991 and is a private investor and business consultant after having served as President and Chief Executive Officer of USPCI, Inc., a waste management subsidiary of Union Pacific Corporation from May 1991 until December 1994. From December 1981 until May 1991, Mr. Jackson was employed by Union Pacific Resources, the oil and gas and hard minerals subsidiary of Union Pacific Corporation, serving as its Vice President of Finance and Administration from 1984 until 1988 and as its Executive Vice President and Chief Financial Officer from 1988 until 1991.

   A. Roy Megarry was elected to the Board on October 13, 1994. Since 1993, he has served as Chairman of The Globe and Mail, a major Canadian newspaper headquartered in Uxbridge, Ontario, and as a consultant to Thomson Newspapers. Prior thereto, from 1978 to 1992, Mr. Megarry served as Publisher and Chief Executive Officer of The Globe and Mail newspaper. Mr. Megarry also serves on the Board of Directors of Hewlett-Packard (Canada) Ltd.

   Robert E. M. Nourse has served as a director since 1990 and as President and Chief Executive Officer of the Company since July 1, 1991. Prior thereto, Mr. Nourse served as President and Chief Operating Officer since June 20, 1990, and as Executive Vice President since 1986. He also acted as President of the Company's specialty retail division, The Bombay Company, until June 30, 1991, a position to which he was first appointed in February 1984. From January 1980 to February 1984, Mr. Nourse was President of The Bombay Furniture Company of Canada Inc., and was the majority shareholder of that company until its acquisition as a wholly-owned subsidiary of the Company in August 1981. Mr. Nourse also serves on the Board of Directors of Gadzook's, Inc.

   Robert E. Runice joined the Board of Directors in 1985 and is a private investor and business consultant. He has been associated with the telecommunication industry for over forty years and from 1983 to 1991 was a Vice President of US West, Inc. and President, Commercial Development Division of US West, Inc. US West, Inc. is a telecommunications service corporation headquartered in Englewood, Colorado. Mr. Runice also serves on the Boards of Directors of Tandy Brands Accessories, Inc. and Utilx, Inc.

MEETINGS AND COMMITTEES OF THE BOARD

   For the fiscal year ended February 3, 1996, the Board of Directors met four times. No director who served the entire fiscal year attended less than seventy-five percent (75%) of the meetings. The Board has three standing Committees, described below. Committee appointments are reviewed by the Board at its meeting following each annual meeting of shareholders.

   The Board of Directors has an Audit and Finance Committee currently composed of the following directors: Clayton E. Niles (Chairman), Robert S. Jackson, Barbara Bass and A. Roy Megarry. The Audit and Finance Committee is primarily concerned with the effectiveness of the Company's accounting policies and practices, financial reporting, and internal controls. Specifically, the Committee reviews and approves the scope of the annual examination of the books and records of the Company and reviews the findings and recommendations of the outside auditors on completion of the audit; considers the organization, scope and adequacy of the Company's internal controls function; monitors the extent to which the Company has implemented changes recommended by the independent auditors to the Committee; and provides oversight with respect to accounting principles employed in the Company's financial reporting. The Committee, comprised entirely of non-employee directors, met three times during the fiscal year.



   The Board of Directors has a Compensation and Human Resources Committee currently composed of the following directors: Robert E. Runice (Chairman), Edmund H. Damon and Shirley Young. The Compensation and Human Resources Committee is primarily concerned with the Company's organization, salary and non-salary compensation and benefit programs, succession planning and related human resources matters. The Committee also recommends to the Board of Directors annual salaries, bonus programs and administers certain retirement, stock option and other plans covering executive officers. The Committee, comprised entirely of non-employee directors, met six times during the fiscal year.

   The Board of Directors has an Executive Committee currently composed of the following directors: Edmund H. Damon (Chairman), Clayton E. Niles, Robert E. M. Nourse, Robert E. Runice and Carson R. Thompson. The Executive Committee is primarily concerned with the Company's strategic planning and also has the responsibility for director affairs, including the recommendation of nominees for new or vacant Board positions. The Committee will consider persons brought to its attention by shareholders. The names of the proposed nominees should be sent to the President of the Company at the address shown on the cover of this Proxy Statement. The Committee met twice during the fiscal year.

COMPENSATION OF DIRECTORS

   A. Cash Compensation. A director who is an employee of the Company is not compensated for service as a member of the Board of Directors or any committee of the Board. For the fiscal year ended February 3, 1996, non-employee directors received cash compensation consisting of an annual retainer of $17,500, and an $1,000 fee for each Board meeting and each committee meeting attended. Committee chairmen received an additional annual retainer of $3,500 for committee work. Carson R. Thompson was paid an annual retainer of $35,000 for serving as Chairman of the Board. These amounts reflect no change in director cash compensation from that paid in the prior fiscal year. The Company also reimburses its directors for travel, lodging and related expenses incurred in attending Board and committee meetings, and provides each director with travel accident and directors' and officers' liability insurance.

   B. Director Stock Option Plan. The 1991 Director Stock Option Plan (the "Director Plan") was adopted by the Board of Directors on August 14, 1991 and approved by the Company's shareholders on November 12, 1991. The Director Plan provides for the granting of non-qualified stock options to members of the Board of Directors who are not employees of the Company or any of its subsidiaries (the "Non-Employee Directors"). The Director Plan is designed to promote the interests of the Company by providing an increased opportunity for existing and potential new directors to acquire an investment in the Company, thereby maintaining and strengthening their desire to remain with or join the Company's Board of Directors and align their interests and efforts with those of the shareholders.

   As amended in 1993, the Director Plan provides for an initial grant of an option to purchase the lesser of 2,250 shares or that number of shares equal to $75,000 at face value to each Non-Employee Director upon the date of his or her election or appointment (the "Initial Option"); and an annual grant of an option to purchase the same number of shares of Common Stock on the third business day after the Company issues its press release summarizing the Company's performance for the prior fiscal year (the "Annual Option").

   The exercise price of the options under the Director Plan is equal to the closing price of the Company's Common Stock on the date of grant. The Initial Option becomes exercisable at the rate of twenty percent (20%) per year commencing one year after the date of grant. Each Annual Option grant is exercisable in full six months following the date of grant. Payment for shares upon exercise shall be in cash. Options become fully exercisable upon the death or disability of an optionee or upon an optionee ceasing to be a director of the Company, provided the director has served at least five years on the Board and in the event of a change in control of the Company, as defined in the Director Plan. All options granted prior to 1994 expired three months from the date the optionee terminated his or her performance of services for the Company except in the cases of deathor disability. An amendment covering all options granted after 1994 extended the exercise period from three months to thirty-six months upon death, disability or a director's retirement from the Board, provided such departing director has at least ten years of service or if such retirement is due to the Company's mandatory retirement age for directors.

   C. Director Stock Deferral Plan. The 1993 Stock Deferral Plan for Non-Employee Directors (the "Director Deferral Plan") was adopted by the Board of Directors on June 24, 1993 and approved by shareholders on October 13, 1993. Under the Director Deferral Plan, non-employee directors are given an election to defer the receipt of annual and Committee chair retainers, which are then credited in stock units equivalent to Common Stock and held by the Company in an account for the benefit of each participating director. The stock units, which at all times are fully vested, become payable in the form of Common Stock upon retirement from the Board or otherwise as specified in the director's election notice. The stock units are adjusted for stock dividends, stock splits, combinations, reclassifications, recapitalizations or other capital adjustments. In the event of a change in control, as defined in the Director Deferral Plan, all units are immediately payable.

   The Board of Directors may terminate, suspend or amend the Director Deferral Plan, provided that certain material amendments must be submitted for shareholder approval to the extent necessary for the Director Deferral Plan to satisfy the requirements of the exemption from the short-swing profits rules under Section 16 of the Securities Exchange Act of 1934, as amended.

   D. Director Stock Ownership Guidelines. On June 24, 1993, the Board of Directors approved stock ownership guidelines for the Company's non-employee directors. The guidelines provide that each outside director is expected to achieve a stock ownership position equal to five times annual cash compensation no later than the completion of such director's fifth year of service on the Board. For purposes of the guidelines, annual cash compensation is defined as the annual retainer plus meeting fees, assuming attendance at four Board meetings and three Committee meetings. Stock beneficially owned by the directors and stock units held pursuant to the Director Deferral Plan count toward the satisfaction of the guidelines, but stock options, even if vested, are not considered owned for such purposes. The Executive Committee reviews compliance and progress toward satisfaction of the guidelines annually.


                       EXECUTIVE OFFICERS OF THE COMPANY

CURRENT EXECUTIVE OFFICERS

   The executive officers of the Company, their respective ages, positions held and tenure as officers are as follows:

                                    POSITION(S) HELD WITH      OFFICER OF THE
          NAME            AGE            THE COMPANY            COMPANY SINCE
       ---------          ----      --------------------       --------------
Robert E. M. Nourse        57   President and Chief Executive       1986
                                Officer

James E. Herlihy           53   Executive Vice President and        1991
                                Chief Financial Officer

Alexandra M. T. Nourse     53   Executive Vice President,           1990
                                Marketing

Michael J. Veitenheimer    39   Vice President, Secretary and       1985
                                General Counsel

Elaine D. Crowley          37   Vice President, Finance and         1996
                                Treasurer

BUSINESS EXPERIENCE

   Information concerning the business experience of Mr. Nourse is provided under the section entitled "Election of Directors."

   Mr. James E. Herlihy has served as Executive Vice President and Chief Financial Officer since March 16, 1995, as Executive Vice President, Treasurer and Chief Financial Officer of the Company since June 29, 1992 and as Vice President, Treasurer and Chief Financial Officer since July 15, 1991. From October 1988 until April 1991, Mr. Herlihy was Senior Vice President and Chief Financial Officer and a member of the Board of Directors of the S.E. Nichols Company, Inc., a regional discount department store chain which was converted into a deep discount drug and general merchandise retail store chain. From June 1987 until September 1988, he was Executive Vice President of The Odd Lot Trading Company, Inc., a chain of closeout retail stores. Prior thereto, from 1981 until 1986, Mr. Herlihy served as Vice President and Controller, and later as Senior Vice President, Chief Financial Officer and a member of the Board of Directors of The Grand Union Company, a food retail chain based in the Northeastern United States.

   Ms. Alexandra M.T. Nourse has served as Executive Vice President of the Company since June 19, 1991, after previously being appointed Vice President of Marketing on June 20, 1990. Ms. Nourse also served as Executive Vice President of The Bombay Company division, a position to which she was appointed in 1987. Prior thereto, Ms. Nourse was Vice President of The Bombay Company division from 1984 to 1987 and Vice President of The Bombay Furniture Company of Canada Inc. from 1983 to 1984.

   Mr. Michael J. Veitenheimer was named Vice President effective August 4, 1994 and has served as Secretary of the Company since July l, 1985, and General Counsel since December 1983. From 1983 to 1985, he was Assistant Secretary of the Company. Prior thereto, Mr. Veitenheimer was in private practice of law in Fort Worth, Texas.

   Ms. Elaine D. Crowley was named Vice President, Finance and Treasurer effective January 25, 1996 after having served as Corporate Controller since January 1995. Prior thereto, Ms. Crowley acted as Executive Vice President, Operations of The Bombay Company division from January 1994 to January 1995, Vice President and Controller from January 1991 to December 1994 and Controller from August 1990 to December 1990. Prior thereto, Ms. Crowley was with Price Waterhouse from 1981 to 1990.

TERMS OF OFFICE; RELATIONSHIPS

   The officers of the Company are elected annually by the Board of Directors at a meeting held immediately following each Annual Meeting of Shareholders, or as soon thereafter as necessary and convenient in order to fill vacancies or newly created offices. Each officer holds office until his or her successor is duly elected and qualified or until his or her death, resignation or removal, if earlier. Any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors whenever in its judgment the best interests of the Company will be served thereby, but such removal shall be without prejudice to the contractual rights, if any, of the person so removed.

   There are no family relationships among the executive officers, except that Mr. Robert Nourse and Ms. Alexandra Nourse are married. There are no arrangements or understandings between any officer and any other person pursuant to which that officer was selected.


                             EXECUTIVE COMPENSATION

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT

   The Compensation and Human Resources Committee of the Board of Directors (the "Committee") is responsible for reviewing and approving the Company's compensation policies and the compensation paid to executive officers. The Committee consists of three independent, non-employee directors.

   Compensation Philosophy. The Company's long-standing compensation philosophy is one of heavily emphasizing performance-based compensation incentives which create a strong focus on growth in earnings per share and the enhancement of shareholder value. This focus is maintained through a program of competitive base salaries, a highly leveraged bonus program based on successfully achieving predetermined financial performance goals and a heavy emphasis on executive equity ownership. These compensation elements address both short-term and long-term performance goals and serve as the primary vehicles to attract and retain executives with abilities to further the growth and success of the Company. Total annual compensation (base salary plus target bonus) is targeted at the 75th percentile of comparable positions in other retailing companies of comparable size, i.e., the Comparative Group referred to below.

   The Company has elected to use the Standard & Poors Retail Stores Composite Index to compare the performance of the Company to that of a broad index of other retailers for purposes of the Shareholders' Total Return Graph presented elsewhere in this Proxy Statement. However, in reviewing compensation issues, the Committee focused on a narrower, more analogous group of retailers (the "Comparative Group"), along with national survey data. The Comparative Group is reviewed by the Committee annually with the assistance of an outside compensation consultant, and changes to the group are made as necessary for comparability purposes. For fiscal year 1995, the Comparative Group consisted of 13 companies (an increase from 10 in the prior year), the majority of which were not in the Retail Stores Composite Index; Blockbuster Entertainment, CML Group, Claire's Stores, Consolidated Stores, Dress Barn, Heilig-Meyers, Lechter's, Office Depot, Pier 1 Imports, Williams-Sonoma, Natural Wonders, Bed Bath and Beyond and Value Merchants. In the opinion of the Committee, these retailers were a more representative sampling of comparable companies for purposes of comparing CEO and executive officer compensation packages than the Standard & Poors Retail Stores Composite Index, which is made up of substantially larger companies.

   Compensation Results. On January 12, 1995, the Company changed the date of its fiscal year end from the end of June to the Saturday closest to the end of January of each year. As a result, compensation results for fiscal year 1994 (noted as "1994(a)" in the Summary Compensation Table) represented the seven month period from July 4, 1994 to January 28, 1995. When establishing the compensation plan for fiscal 1995, the Committee and the Board determined that the executive officers should not benefit from the change in the date of the fiscal year end by commencing a new fiscal year compensation plan and therefore, the executive officers did not receive base salary adjustments and were not eligible to receive any bonuses which may otherwise have been earned for the first five months of the 1995 fiscal year which commenced January 29, 1995. Officer base salary adjustments for fiscal 1995 were effective July 2, 1995 and the annual incentive bonus plan was formulated so as to cover only operational results for the period July 2, 1995 through February 3, 1996. The Company's performance for the period ended February 3, 1996 did not reach target levels of profitability, return on assets and earnings per share as established in March 1995. Since the minimum thresholds of these three compensation criteria were not achieved, the executive officers were not paid bonuses for the fiscal period, except as noted in the Summary Compensation Table.

   Base Salaries. The Committee reviews and approves salaries for the CEO and the other executive officers on an annual basis. Recommended base salaries are reviewed and set based on information derived from the Comparative Group and national surveys of compensation data, as well as evaluations of the individual executives' positions and expected future performance. In making salary decisions, the Committee exercises its discretion and judgment with no specific formula being applied to determine salary levels. Base salaries for fiscal 1995 were set at median competitive base salary levels in relation to the Comparative Group. In prior years, salaries were generally set at or below median levels. The Committee determined, after a review of the comparative data, that the salary levels were not at competitive levels, which placed the Company at risk of losing executive management talent. In the executive officer group, salaries for the fiscal year commencing January 29, 1995, which took effect July 2, 1995, represented a range of 60% to 70% of projected total annual compensation with bonuses at target level.

   Annual Incentive Bonus. Annual incentive bonuses for executive officers are designed to satisfy the Committee's belief that a significant portion of the annual compensation of each executive officer should be contingent upon Company performance. To carry out this philosophy, the Company implemented the Executive Management Incentive Compensation Plan (the "Incentive Plan") effective July 4, 1994. The Incentive Plan, approved by shareholders on October 13, 1994, is a pay-for-performance plan intended to motivate and reward executive officers by directly linking cash bonuses to specific corporate financial targets relating to pre-tax profits, return on assets and growth in earnings per share.

   Under the Incentive Plan, bonus pools are created based upon profitability and return on assets. The bonus pool based upon profitability is derived by setting aside a fixed percentage of pre-tax profits, with the percentage leveraged upward as the level of profitability substantially exceeds the prior year. This leverage is intended to encourage management to achieve greater profitability. The plan contains a profit threshold that must be met for the payment of any bonus based on profitability. Recognizing that the base salary increases discussed above lessened the percentage of at-risk incentive compensation as a percentage of total target compensation, the Committee raised the profit threshold for fiscal 1995 such that a higher level of performance was required for the payment of any bonus based on profitability. The bonus pool based upon return on assets is derived by allocating a pre-set amount of bonus dollars for each percentage increase in the calculated return on assets above an established minimum. If the year-end return on assets is less than the minimum, no bonus dollars for return on assets are payable. The return on assets bonus is also leveraged such that the higher the return on assets percentage achieved, the higher the bonus dollars paid. The profit percentage and return on assets schedule related to the Incentive Plan are established by the Committee and approved annually by the Board of Directors. Individual target bonuses are determined based upon pre-established allocations of the aggregate bonus pool.

   If the threshold levels for profits and return on assets are met, which did not occur for the fiscal year ended February 3, 1996, the Incentive Plan directs that the bonus results are adjusted through the application of a "growth factor" based upon earnings per share compared to the prior year. The growth factor leverages the bonus program such that, with superior financial performance, bonuses may be increased up to 50%, and if the minimum established earnings threshold is not achieved, bonuses are reduced to 50% of the earned amounts. In the opinion of the Board of Directors, this focus on growth in earnings per share most closely aligns executive officers' perspectives with that of shareholders and drives the enhancement of shareholder value.

   Pursuant to the terms of the Incentive Plan, the financial objectives and bonus results are based entirely on financial measures and discretion is not used to modify bonus amounts. Further, bonus payments that exceed certain target levels may, in the discretion of the Committee, be paid in the form of Company Common Stock.

   Stock Options/Equity Ownership. The Company's compensation program is also intended to create long-term incentives for executives to act in ways that will create long-term growth in shareholder value. In 1992, to achieve a median long-term pay practice, both front-loaded and premium priced options were granted to the Company's CEO and Executive Vice Presidents with the expectation that no additional options would be granted for the following two years. No option grants were made to the CEO and Executive Vice Presidents during fiscal 1993 or fiscal 1994, although grants were made to other officers. No options were granted to any of the executive officers during the seven month period ended January 28, 1995. On February 22, 1995, nonqualified stock options were granted to each named executive officer as reflected in the Summary Compensation Table, as well as to other officers and employees, at an exercise price of $9.25, which was the closing price of the Company's Common Stock on that date. Also during 1995, the 1986 Stock Option Plan was amended to add a replacement option feature designed to encourage early exercise of options and retention of the issued stock. The replacement option feature provides for a new option for each share of Company stock tendered to satisfy an option exercise price. The replacement option, granted at an exercise price equal to the then current market price, is for the number of shares exchanged to exercise the original options, excluding shares withheld for taxes, and is exercisable 12 months after the date of grant for the remainder of the original option term. As a result of this design, early exercise and continuing equity ownership is encouraged.

   Pursuant to the Company's 1986 Stock Option Plan, options are granted at the discretion of the Committee, usually once per year. The number of option shares covered by such grants are determined based upon assessment of the individuals' performance. The Committee considers the recommendation of and relies on information provided by the CEO in determining the number of option shares to be granted to the non-CEO executive officers. When granted, stock options are issued with an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. Options typically vest over a five-year period (20% per year) and are not dependent on further performance criteria.
The Committee believes that the periodic grant of time-vested stock options provides an incentive that focuses the executives' attention on managing the business from the perspective of owners with an equity stake in the Company. It further motivates executives to maximize long-term growth and profitability because value is created in the options only as the Company's stock price increases after the option is granted.

   The 1986 Stock Option Plan expires on its own terms during 1996. As a result, the Committee, with the assistance of an outside compensation consultant, has directed the design of a new long-term incentive stock plan, which is being submitted for shareholder approval as a part of this Proxy Statement. See "Proposal Two: Approval of Adoption of 1996 Long-Term Incentive Stock Plan." This new plan will provide the Committee with a flexible vehicle to structure future long-term incentive compensation arrangements tied directly to the creation of shareholder value. In recent years, innovative and sophisticated types of incentive awards have been created and utilized by other companies to enhance the effectiveness of their compensation programs. The proposed plan will provide the Company with the ability to devise incentive programs which are responsive to the demands of the marketplace without unduly diluting shareholder interests.

   Consistent with the Committee's equity ownership philosophy, in fiscal 1993 stock ownership guidelines were implemented. Over a period of five years following adoption of the guidelines, executive officers are expected to accumulate and hold Company stock equal to the following values (excluding the value of any unexercised stock options): Chief Executive Officer - five times annual cash compensation (i.e., base salary and target annual bonus); Executive Vice Presidents - four times annual cash compensation; and other corporate officers - three times annual cash compensation. Executives have the opportunity to acquire stock through several Company sponsored stock plans. The Company's matching contribution under the 401(k) Savings Plan is generally paid in Common Stock. Under the Company's Stock Purchase Program executives may contribute up to 10% of compensation, with a 50% matching Company contribution, to the purchase of Common Stock. The Supplemental Stock Program provides for the purchase of Common Stock with contributions which exceed IRS limitations relating to the 401(k) Savings Plan and, at the Committee's discretion, for a preset percentage of earned bonuses in excess of 200% of target levels. Additional stock ownership may be achieved through the exercise of vested stock options or open market purchases. The Committee reviews annually the status of each officer's position with respect to the guidelines and is satisfied with the progress being made toward satisfaction of the ownership standards.

   CEO Compensation. Similar to the other executive officers, the compensation of the Chief Executive Officer was comprised of base salary, annual incentive bonus and long-term incentives through stock options. His base salary for the fiscal year was set at $440,000, although this new salary level did not take effect until July 2, 1995. In prior years, the CEO base salary level was established with reference to, but well below the median salary of the CEO position of the Comparative Group. For fiscal 1995, the Committee determined that it was in the best interests of the Company for a more competitive level of base salary to be paid. Mr. Nourse's projected total compensation, based upon targeted levels of Company profitability, return on assets and earnings per share growth was $735,000, equal to approximately the 75th percentile of comparable positions. The Company's performance for the fiscal year ended February 3, 1996 fell below target levels of profitability, return on assets and earnings per share and, as a result, Mr. Nourse was paid no bonus for the fiscal year. Mr. Nourse was granted nonqualified stock options covering 75,000 shares on February 22, 1995, priced at $9.25 per share and which will vest over a five year period.

   Impact of Section 162(m) of the Internal Revenue Code. The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code, which imposes a $1 million limit per year on the corporation tax deduction for compensation (including stock-based compensation such as stock options) paid with respect to the top five executive officers of publicly-held corporations, unless, in general, such compensation is performance-based and approved by shareholders. It is the Company's present intention that all amounts paid to its executives be fully deductible under the applicable tax laws. To maintain this deductibility, the Committee adopted and the Board of Directors and shareholders approved the Incentive Plan, which, along with the 1986 Stock Option Plan, satisfy the requirements of Section 162(m). The newly proposed 1996 Long-Term Incentive Stock Plan is also designed to satisfy Section 162(m) provided shareholders approve the plan as proposed in this Proxy Statement.

   The Committee believes that the quality and motivation of management makes a significant difference in the performance of the Company, and that a compensation program which is tied to performance is in the best interests of shareholders. The Committee is of the opinion that the Company's compensation plans meet these important requirements.

                                        Robert E. Runice, Chairman
                                        Edmund H. Damon
                                        Shirley Young




1991 - 1996 SHAREHOLDERS' TOTAL RETURN GRAPH

   The following graph compares the Company's cumulative shareholder return to the returns for all the companies in the S&P 500 Index and those companies comprising the S&P Retail Stock Composite Index for the five year period ended January 1996. The return values are based on an assumed investment of $100, as of the close of business on the last day of January 1991, in the Company's Common Stock and in each of the two comparator groups, with all dividends treated as reinvested and each comparator group weighted by each component company's market capitalization on the last day of January for each subsequent year through January 1995.


                      BOMBAY COMPARISON OF
         FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG BOMBAY,
                S&P 500 AND S&P RETAIL COMPOSITE

               Jan-91   Jan-92   Jan-93   Jan-94   Jan-95  Jan-96

BOMBAY         $100.0   $236.8  $566.8   $1,046.0  $339.1  $219.7


S&P 500        $100.0   $122.6  $135.6    $153.0   $153.8  $213.2


S&P RETAIL     $100.0   $139.7  $166.7    $160.9   $149.0  $160.6
COMPOSITE

NOTE: Assumes an initial investment of $100 on 1/31, 1991. Total return includes reinvestment of dividends.



SUMMARY COMPENSATION TABLE

   The Summary Compensation Table includes individual compensation information on the Chief Executive Officer, the four other most highly paid executive officers as of February 3, 1996 and a former executive officer who would have been included in the table but for the fact that the individual was not serving as an executive officer at the end of the last completed fiscal year. For purposes of this table only, 1994(a) represents the seven month fiscal period ended January 29, 1995. The other two fiscal years shown are the full fiscal years ended February 3, 1996 and July 3, 1994.


                          SUMMARY COMPENSATION TABLE

                                                        Long-
                                                         Term
                                                       Compensa
                                                         tion
                               Annual                  -------
                            Compensation       Other    Stock
                                              Annual    Option        All
   Name and                                   Compen-   Awards       Other
  Principal      Fiscal    Salary   Bonus     sation   (Shares)   Compensation
   Position       Year      ($)      ($)      (1)($)     (2)         (3)($)

Robert E. M.    1995     392,308      0          -     75,000     51,484 (3)
Nourse,         1994(a)  173,077      0          -        0       23,023
President and   1994      280,000 709,297        -        0      126,055
Chief           1993      265,000 810,445        -        0      139,079
Executive
Officer


James E.        1995      194,135     0          -     46,896     26,656 (3)
Herlihy,        1994(a)    89,423     0          -        0       12,487
Executive Vice  1994      147,000 353,445        -        0       64,814
President &     1993      142,692 405,222        -        0       70,364
Chief
Financial
Officer


Alexandra M.T.  1995      266,539     0          -     50,000     35,762 (3)
Nourse,         1994(a)   124,039     0          -        0       16,883
Executive Vice  1994      205,000 493,006        -        0       89,643
President       1993      198,750 570,932        -        0       99,124


Michael J.      1995      131,481     0          -     15,374     18,402 (3)
Veitenheimer,   1994(a)    65,192     0          -        0        9,212
Vice            1994      104,471 149,185        -     4,500      33,982
President,      1993      108,000 133,002        -     9,000      32,479
General
Counsel &
Secretary


Elaine D.       1995      108,846 15,945(4)      -     7,000      15,189 (3)
Crowley, Vice   1994(a)       N/A    N/A         -       N/A          N/A
President &     1994          N/A    N/A         -       N/A          N/A
Treasurer (4)



William S.      1995      130,096 16,827         -     7,000     199,272 (3)(5)
Goodlatte,      1994(a)    63,462 20,192         -        0        9,069
Former Vice     1994       75,000 180,466        -     4,500      10,374
President (5)


(1) "Other Annual Compensation" is intended to cover forms of annual compensa-tion not properly categorized as salary or bonus, including perquisites.
     No named executive received such compensation or perquisites which exceeded a threshold level for disclosure purposes.

(2) The 1986 Stock Option Plan contains a replacement option feature providing for additional options to restore the potential future appreciation of any outstanding shares actually used to exercise a previously granted option. Replacement options are granted only in connection with stock-for-stock exchanges where an optionee exercises vested stock options with already owned stock of the Company. The replacement option which is received by the optionee is equal to the number of shares used to exercise the original options but excludes any shares forfeited for tax withholding. Replacement options have terms substantially similar to the original option, including the same expiration date, except they have an exercise price per share equal to the fair market value of a share of Common Stock on the date the replacement option is granted. Replacement options are exercisable 12 months from the date of the grant.

(3) The totals in this column reflect the aggregate value of the Company contributions to each named executive under the Stock Purchase Program, 401(k) Savings Plan, Supplemental Stock Program, Executive Disability Plan and life insurance. For fiscal period ended February 3, 1996, these amounts were as follows: Robert E. M. Nourse: $19,616; $7,702; $21,721; $1,305 and $1,140. James E. Herlihy: $9,707; $6,961; $7,599; $1,305 and
     $1,084.  Alexandra M.T. Nourse:  $13,327; $6,894; $13,096; $1,305 and
     $1,140.  Michael J. Veitenheimer:  $6,574; $9,861; $0; $1,305 and $662.
     Elaine D. Crowley:  $5,442, $8,162, $0, $1,100 and $483.  William S.
     Goodlatte:  $6,505; $9,757; $0; $1,305 and $705.

(4) Ms. Crowley was appointed Vice President, Finance and Treasurer on January 25, 1996. Bonus paid for fiscal 1995 reflects bonus earned prior to becoming an executive officer.

(5) Mr. Goodlatte separated from the Company on January 29, 1996. His compensation for fiscal 1994 represents a partial fiscal year, and bonus amounts for 1994(a) and 1995 reflect guaranteed bonuses for such periods. Includes, in addition to the amounts reflected in Note 3, above, severance related compensation in the amount of $181,000.



STOCK OPTION GRANTS

   The following table provides information, with respect to individual grants under the 1986 Stock Option Plan or otherwise to the executive officers named in the Summary Compensation Table, during the fiscal year ended February 3, 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                   Per-
                                  cent of
                                   total                         Potential
                                  options  Exer-            Realizable Value at
                                  granted  cise or            Assumed Annual
                                  to em-    base              Rates of Stock
                                  ployees  price            Price Appreciation
                        Options     in       ($     Expir-  for the Option Term
                        Granted   fiscal   share)   ation         ($)(3)
         Name            (#)(1)    year     (2)      Date       5%        10%

Robert E. M. Nourse    75,000     24%       9.25    2/22/05 436,500   1,106,250


James E. Herlihy       40,000     13%       9.25    2/22/05 232,800   590,000
                       6,896(4)    2%       6.88    7/15/01 13,102    29,032


Alexandra M.T. Nourse  50,000     16%       9.25    2/22/05 291,000   737,500


Michael J.             7,000       2%       9.25    2/22/05 40,740    103,250
Veitenheimer           3,183(4)    1%       5.75    9/7/00  3,947      8,530
                       5,191(4)    2%       5.75    2/27/01 8,254     18,272


Elaine D. Crowley      7,000       2%       9.25    2/22/05 40,740    103,250


William S. Goodlatte   7,000       2%       9.25    4/25/96   N/A        N/A

(1) Grants of options to purchase shares of Common Stock under the 1986 Stock Option Plan generally vest from the date of grant at a rate of 20% per year for five years and expire on the tenth anniversary of the date of grant. The Plan contains a provision which provides that, in the event of a change in control, as defined therein, all options granted under the plan immediately vest and become exercisable for a period of 60 days after the effective date of such change in control.

(2) Exercise price is equal to the closing price of the Common Stock on the New York Stock Exchange Composite Tape on the date of the grant.

(3) These amounts represent assumed rates of stock price appreciation of 5% and 10% which are specified in applicable federal securities regulations. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions. There can be no assurances that the amounts reflected in the table will be achieved or maintained through the life of the option. The amounts shown represent the assumed value of the stock options, less the exercise price, at the end of the ten-year period, beginning on the date of grant and ending on the option expiration date. Based upon a ten-year period beginning on the date of grant on February 22, 1995, with a price of the Common Stock of $9.25, a share of Common Stock would have a value on February 22, 2005 of approximately $15.07 at an assumed appreciation rate of 5% and approximately $24.00 at an assumed appreciation rate of 10%.

(4) By amendment dated December 5, 1995, a replacement stock option feature was added to the Plan whereby a new option is granted upon exercise of a prior grant if the payment of the exercise price is by tendering previously-owned shares. See Note 2 to Summary Compensation Table.

STOCK OPTION EXERCISES AND HOLDINGS

   The following table provides information with respect to the exercise of options by the individuals named in the Summary Compensation Table during the last fiscal year and the value of unexercised options held as of February 3, 1996.

     AGGREGATED OPTION EXERCISES IN FISCAL YEAR AND YEAR END OPTION VALUES

                        Shares                                    Value of
                          Ac-                                    Unexercised
                        quired                 Number of        In-the-Money
                          on                  Unexercised        Options at
                         Exer-    Value    Options at 2/3/96     2/3/96 ($)
                         cise   Realized     Exercisable/       Exercisable/
         Name             (#)      ($)       Unexercisable      Unexercisable
Robert E. M. Nourse        0        0     403,783 / 391,914   252,457 / 222,290

James E. Herlihy        30,000  133,930   206,248 / 207,212   205,138 / 149,318

Alexandra  M.T. Nourse     0        0     286,535 / 263,639   211,694 / 186,168

Michael J.              15,030   38,270   14,541 /   34,671    11,686 /   3,560
Veitenheimer

Elaine D. Crowley          0        0      5,609 /   25,640    34,803 /  27,838

William S. Goodlatte       0        0      3,900 /   15,100         0 /    0

TERMINATION ARRANGEMENTS

   On December 8, 1992, the Company entered into Executive Severance and Non-Competition Agreements (the "Agreements") with Robert E. M. Nourse, Alexandra M.T. Nourse and James E. Herlihy. The Agreements are intended to provide non-competition protection to the Company for a two year period following termination of employment and prohibit at any time the unauthorized disclosure or use of trademarks, trade secrets or other proprietary information or property of the Company other than in the service of the Company. In exchange, the officers are entitled to certain severance benefits in the event of the termination of employment including the payment of base salary and bonus prorated through the date of termination. These Agreements have three year terms with automatic annual one year extensions unless otherwise elected by the Company. In the event the officer is terminated without cause or following an involuntary reduction of his or her responsibilities, position or compensation, such officer will be entitled to receive his or her base salary, projected bonus and health benefits for up to a two year period following termination. Further, the officer will be entitled to immediate vesting of all or a part of any stock options granted to the officer more than 12 months prior to the termination date. To the extent certain of such stock options are exercised during the three months following termination of employment, the officer is also entitled to receive stock appreciation rights that are exercisable for a 21 month period thereafter for cash in an amount equal to the stock appreciation experienced from the date of exercise of the underlying option to the date of exercise of the stock appreciation right. The exercise of such stock appreciation rights, or measures taken by the Company to offset the costs of the rights should an exercise occur, would likely constitute an expense to the Company and a charge to earnings in the period exercised.


                APPROVAL OF 1996 LONG-TERM INCENTIVE STOCK PLAN

                                     Item 2

     The 1996 Long-Term Incentive Stock Plan (the "Plan") was adopted, subject to shareholder approval, by the Board of Directors on March 6, 1996. The purpose of the Plan is to replace the Company's 1986 Stock Option Plan, which expires in 1996, with a flexible, long-term vehicle to attract, retain and motivate officers and employees. By providing equity ownership opportunities and performance based incentives, the Plan is intended to better align the interests of officers and employees with those of shareholders and thereby enhance the performance and profitability of the Company. The Plan authorizes the grant of incentive or nonqualified stock options, stock appreciation rights and stock awards (collectively referred to as "Awards") any of which may be granted on a stand alone, combination or tandem basis. AN AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES OF COMMON STOCK REPRESENTED AT THE ANNUAL MEETING IN PERSON OR BY PROXY AND ENTITLED TO VOTE ON THE PROPOSAL WILL CONSTITUTE APPROVAL.

     The following is a summary of the proposed features of the Plan, which is qualified in its entirety by reference to the Plan, a copy of which is attached as Exhibit "A" to this Proxy Statement.

ADMINISTRATION.

     The Plan will be administered by a Committee (the "Committee") designated by the Board of Directors, which will consist of directors who qualify as "disinterested persons" as defined in Rule 16b-3 of the Securities Exchange
Act of 1934, as amended (the "Exchange Act"), and who meet or are deemed to meet the "outside director" requirement of Section 162(m) of the Code. The Committee will determine the individuals to whom Awards are to be made, the number of shares to be covered by each Award, the term of the Award, its vesting, exercise period or settlement, the effect of a participant's termination of employment or service with the Company, the type of consideration to be paid to the Company upon exercise of an Award, the method of satisfaction of any tax withholding obligation arising in connection with any Award, including by withholding or delivery of shares of stock, and all other terms and conditions of the Awards. Determinations of the Committee on all matters relating to the Plan or any specific Award shall be final and binding on all persons affected by such decision.

SHARES RESERVED.

     The number of shares of common stock available for delivery under the Plan (the "Common Stock") shall consist of an initial allocation of 1,400,000 shares plus 321,232 which remain available and not subject to existing grants under the 1986 Stock Option Plan. Additionally, beginning with the 1997 fiscal year and during each fiscal year following, one and one-fourth percent (1.25%) of the total number of issued shares of Common Stock at the end of the prior fiscal year shall be added to the number of shares reserved for delivery under the Plan. Any shares represented by Awards under the Plan or the 1986 Stock Option Plan which are forfeited, canceled or expire without the delivery of shares, any shares tendered as payment in connection with the exercise of an Award under the Plan or the 1986 Stock Option Plan and any carryover shares available and not used during a prior fiscal year shall become available for delivery as future Awards under the Plan. Finally, any shares reacquired by the Company, in which fair market value is paid for such shares, up to the extent that the aggregate purchase price of such shares does not exceed the cumulative amount of cash proceeds received by the Company from the exercise of stock options occurring after the Plan is approved by shareholders, shall be added to the number of shares available for Awards under the Plan. Shares delivered under the Plan may be either authorized and unissued shares, treasury shares, reacquired shares or any combination thereof.

LIMITATIONS ON AWARDS.

     The Plan limits the number of shares of Common Stock that can be represented by Awards to any employee during any single fiscal year to no more than 525,000. It further limits the aggregate number of shares of Common Stock that may be covered by Awards of incentive stock options intended to comply with
Section 422 of the Internal Revenue Code (`Code') to a maximum 1,500,000 shares during the life of the Plan. As a further limitation, the total number of shares of Common Stock available for delivery as Awards of other than stock options or stock appreciation rights shall not exceed 25% of the number of shares of Common Stock available for delivery under the Plan.

PARTICIPATION.

     Awards under the Plan may be made to any employee of the Company or its affiliates designated by the Committee. Historically, options have been granted to approximately 150 employees in any given year.

TYPES OF GRANTS.

     OPTIONS. The Plan provides for the Award of options which may be either incentive stock options or nonqualified options. For both incentive and nonqualified options, the exercise price will be not less than 100 percent of the fair market value of a share of Common Stock at the time the option is granted. Any option intended to qualify as an incentive stock option must meet all requirements of Section 422 of the Code.

     Each option becomes exercisable on terms and conditions as determined by the Committee. The Plan permits payment of the purchase price to be made:
     (i) in cash; (ii) in shares of Common Stock owned by the optionee as the Committee may prescribe; (iii) through the simultaneous sale through a third party of shares of unrestricted Common Stock acquired on exercise; or
     (iv) any combination of the foregoing. If an option holder exercises vested options by tendering currently owned shares as payment of the exercise price, the Plan provides for restoration options, if approved by the Committee, equal in number to the amount of shares tendered as payment. The new options are priced at current market price, and have a term equal to the remaining term of the options exercised.

     STOCK APPRECIATION RIGHTS. The Committee may grant stock appreciation rights to any eligible employee on such terms as the Committee may determine. A stock appreciation right entitles a grantee to receive an amount equal to the appreciation in the fair market value of a share of Common Stock from the date the right (or tandem or replaced award) is granted until the date of exercise. The benefit upon the exercise of a right shall be payable in cash, shares of Common Stock or a combination thereof as determined by the Committee.

     STOCK AWARDS. The Committee may grant shares of Common Stock subject to such conditions and restrictions as the Committee may determine. Stock Awards may be made alone or in tandem with other Awards. The vesting of a stock Award may be conditioned upon the completion of a specified period of employment with the Company, the attainment of specified performance goals during a performance period or such other conditions as the Committee may determine. The criteria for suchperformance goals are limited to earnings or earnings growth; return on equity, assets or investment; revenues; expense control; total shareholder return; cash flow or assets.

TRANSFERABILITY.

     No Award under the Plan may be assigned or transferred by the grantee other than by will or the laws of descent and distribution, pursuant to a qualified domestic relations order (as defined by the Code) or as may otherwise be permitted by the Committee. In the absence of the first two exceptions, all rights may be exercised during the grantee's lifetime only by the grantee.

NO REPRICING.

     The Committee may not grant an option or stock appreciation right in substitution for a previously granted option or right if the new option or right would have a lower per share exercise price or base amount than the Award it replaces.

ADJUSTMENTS OF COMMON STOCK.

     The Committee is authorized to make equitable adjustments to the maximum number of shares of Common Stock that may be issued under the Plan, the maximum number of shares that may be covered by Awards made to any one person in any fiscal year, the number of shares subject to Awards and the exercise price or base amount of Awards for any change in the number of issued shares of Common Stock resulting from any stock dividend, stock split, combination, exchange, merger, consolidation, recapitalization, spin-off or other distribution (except cash dividends) or other capital adjustments or other change in such shares of Common Stock effected without receipt of consideration by the Company. Fractional shares resulting from any such adjustment shall be eliminated.

AMENDMENT AND TERMINATION.

     The Board may from time to time, at its discretion, amend or terminate the Plan, except that no such amendment or termination shall impair any rights under any Award made prior to the amendment's effective date without the consent of the grantee, and provided that no such amendment shall increase the number of shares available to the Plan or change the price at which stock options or stock appreciation rights may be granted unless approved by shareholders in accordance with applicable laws and regulations. The Plan shall terminate on March 6, 2006 or on such earlier date as the Board may determine.

FEDERAL INCOME TAX CONSEQUENCES.

     The following is a brief summary of the principal United States Federal income tax consequences under current tax laws related to stock options under the Plan. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

     An optionee who is granted an incentive stock option does not realize any taxable income at the time of the grant or at the time of exercise. Similarly, the Company is not entitled to any deduction. If the optionee makes no disposition of the shares acquired pursuant to an incentive stock option before the latter of two years from the date of Award of such option or one year from the exercise of such option, any gain or loss realized on a subsequent disposition of the shares will be treated as a long-term capital gain or loss. Under such circumstances, the Company will not be entitled to any deduction for Federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year from the date of exercise (a "disqualifying disposition"), the difference between the fair market value of the shares on the date of exercise and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months.

     The Award of a non-qualified stock option does not have taxable income at the time of grant, but does have taxable income at the time of exercise equal to the difference between the exercise price of the shares covered by the option and the market value of the shares of Common Stock on the date of exercise.

LIMITATION ON INCOME TAX DEDUCTION.

     Under Section 162(m) of the Code, the Company may be limited as to Federal income tax deductions to the extent that total compensation paid to any one "covered employee" exceeds $1,000,000 in any one year. The Company can preserve the deductibility of such compensation, however, provided it complies with the conditions imposed by Section 162(m) of the Code, including the payment of "Performance-based compensation" pursuant to a plan approved by the shareholders. The Plan has been designed to enable Awards made by the Committee in the form of stock options, stock appreciation rights and stock Awards subject to performance restrictions to qualify as "Performance-based compensation." Subject to Plan limitations, other stock Awards may not be performance-based and will be subject to the limitations on deductibility in Section 162(m) of the Code.

EFFECT ON 1986 STOCK OPTION PLAN.

   Contingent on shareholder approval of the Plan, the 1986 Stock Option Plan was suspended by the Board of Directors effective March 6, 1996. Outstanding Awards under the 1986 Stock Option Plan will remain in effect under the terms of their respective grants.

BENEFITS UNDER THE PLAN.

   In connection with the development of the new plan for long-term incentives, the Committee reviewed competitive long-term compensation practices of comparative companies. It was the opinion of the Committee and the Company's outside compensation consultant that strong long-term incentives in the form of stock options were most likely to drive material improvements in Company performance since executives holding the options only benefit through increase stock prices which represent enhanced shareholder value. As a result, normal annual grants of options were made to approximately 150 employees, including officers and executive officers of the Company. To further leverage management's motivation and shareholder focus to drive significant improvements in performance, the Committee also granted front-loaded, premium priced options to selected senior executives. The aggregate grants to these individuals represented an equivalent to three times a normal annual grant, with the expectation that no further options would be granted to such executives until 1999. A similar approach using front-loading was used in 1992, and executive officers who received such options did not receive option grants in 1993 and 1994. Further, the front-loaded, premium priced options carry a longer vesting period (six and seven years rather than the normal five year vesting schedule) and have exercise prices representing premiums over fair market value at grant equal to 15% and 32% respectively.

   The following table sets forth the Awards made to (i) each of the named executives, (ii) all current executive officers as a group, (iii) all current Directors who are not executive officers as a group, and (iv) all employees, including all current officers who are not executive officers, as a group. Such grants are subject to shareholder approval of the Plan at the Annual Meeting. Option grants followed by the (P) symbol represent front-loaded, premium priced options.





              1996 LONG-TERM INCENTIVE STOCK PLAN




        Name and Position            Shares    Exercise   Uncondi-   Expiration
                                     Covered     Price     tional       Date
                                       by                  Vesting
                                     Options                Date
Robert E. M. Nourse,               175,000       $6.75      3/6/01     3/6/06
  President & CEO                  175,000(P)    $7.76      3/6/02     3/6/06
                                   175,000(P)    $8.93      3/6/03     3/6/06

James E. Herlihy,                   60,000       $6.75      3/6/01     3/6/06
  Executive Vice President & CFO    60,000(P)    $7.76      3/6/02     3/6/06
                                    60,000(P)    $8.93      3/6/03     3/6/06

Alexandra M.T. Nourse,              75,000       $6.75      3/6/01     3/6/06
  Executive Vice President          75,000(P)    $7.76      3/6/02     3/6/06
                                    75,000(P)    $8.93      3/6/03     3/6/06

Michael J. Veitenheimer,            20,000       $6.75      3/6/01     3/6/06
  Vice President, Secretary
   & General Counsel

Elaine D. Crowley, Vice             20,000       $6.75      3/6/01     3/6/06
  President & Treasurer                       -


Executive Officer Group            460,000       $6.75      3/6/01     3/6/06
                                   400,000(P)    $7.76      3/6/02     3/6/06
                                   400,000(P)    $8.93      3/6/03     3/6/06

Non-Executive Officer                   -          -          -          -
  Director Group



Non-Executive Officer              171,000       $6.75      3/6/01     3/6/06
Employee Group

RECOMMENDATION.

     The Board of Directors believes that approval of the 1996 Long-Term Incentive Stock Plan is in the best interests of the Company and its shareholders because the Plan will enable the Company to attract and retain officers and key management employees and provide these employees with competitive incentives, which also align their interests with those of the Company shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE 1996 LONG-TERM INCENTIVE STOCK PLAN.


COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors, and persons who beneficially own more than ten percent (10%) of the Company's stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the applicable national stock exchange. Executive officers, directors and beneficial owners in excess of ten percent (10%) of the Company's Common Stock are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on a review of the copies of such forms furnished to the Company and written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and beneficial owners in excess of ten percent (10%) were complied with during the fiscal year ended February 3, 1996.

                              CERTAIN TRANSACTIONS

     On July 1, 1991, Mr. Carson R. Thompson retired from his position as Chief Executive Officer of the Company. In connection therewith, the Company entered into a five year non-compete and consulting agreement with Mr. Thompson, commencing July 1, 1991. Under the terms of the consulting agreement, Mr. Thompson will be paid $75,000 per year in consulting fees and an additional $25,000 (increased to $35,000 in fiscal 1994) per year during such periods as he continues to serve as Chairman of the Board. In addition, Mr. Thompson will be entitled to continued eligibility for health care coverage under the Company's group medical plan and reimbursement for travel and related business expenses incurred in connection with his activities as a consultant for the Company.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected Price Waterhouse LLP as independent accountants to audit the books, records and accounts of the Company for fiscal year 1996. Price Waterhouse LLP has served as the Company's independent accountants since 1975, and is, therefore, familiar with the affairs and financial procedures of the Company. To the knowledge of management, neither such firm nor any of its members has any direct or material indirect financial interest in the Company nor any connection with the Company in any capacity otherwise than as independent accountants.

     Audit and audit related services performed by Price Waterhouse LLP during the fiscal period ended February 3, 1996 included the audit of the financial statements of the Company.

     A representative of Price Waterhouse LLP is expected to be present at the Annual Meeting on May 16, 1996 to answer questions and, if necessary, will be afforded an opportunity to make a statement regarding the financial statements.

                           PROPOSALS OF SHAREHOLDERS

     The Annual Meeting of Shareholders for the 1996 fiscal year is expected to be held on or about May 21, 1997, with the mailing of Proxy materials for such Meeting to be made on or about April 4, 1997. If a shareholder intends to submit a proper proposal for presentation at such Annual Meeting, the proposal must be received by the Company at its principal executive offices on or before December 6, 1996, in order to be considered for inclusion in the Proxy Statement and Proxy relating to such Meeting.


                                    GENERAL

   The Company will furnish without charge to each person whose Proxy is being solicited, upon request of any such person, a copy of the Annual Report of the Company on Form 10-K for the fiscal year ended February 3, 1996, as filed with the Securities and Exchange Commission, including the financial statements and schedules. Such report will be filed with the Securities and Exchange Commission on or before May 3, 1996. Requests for copies of such report should be directed to Michael J. Veitenheimer, Vice President, Secretary and General Counsel, The Bombay Company, Inc., 550 Bailey Avenue, Suite 700, Fort Worth, Texas 76107.

REPORT TO SHAREHOLDERS

   The Report to Shareholders of the Company for the fiscal year ended February 3, 1996 has been forwarded to all shareholders. The Report, which includes audited financial statements, does not form any part of the material for the solicitation of Proxies.

   Please date, sign and return the enclosed Proxy at your earliest convenience in the enclosed envelope. No postage is required for mailing in the United States. A prompt return of your Proxy will be appreciated as it will save the expense of further mailings.

                               By Order of the Board of Directors


                                          MICHAEL J. VEITENHEIMER
                                        Vice President, Secretary
                                              and General Counsel

















                                                                       EXHIBIT A





                            THE BOMBAY COMPANY, INC.

                         1996 LONG-TERM INCENTIVE PLAN
                            THE BOMBAY COMPANY, INC.

                      1996 LONG-TERM INCENTIVE STOCK PLAN



                               TABLE OF CONTENTS



SECTION 1  Purposes of the Plan ............................1

SECTION 2  Definitions .....................................1

SECTION 3  Effective Date of Plan and Duration of Plan .....2

SECTION 4  Plan Administration .............................2
           a)  Committee ...................................2
           b)  Committee Authority .........................2
           c)  Cancellation and Reissuance .................3
           d)  Delegation ..................................3
           e)  Limitation of Liability .....................3

SECTION 5  Participation ...................................3

SECTION 6  Available Shares of Common Stock ................3
           a)  Available Shares ............................3
           b)  Limitations .................................4
           c)  Non-Share Usage .............................4
           d)  Adjustments .................................4

SECTION 7  Awards ..........................................5
           a)  General .....................................5
           b)  Foreign Jurisdiction ........................5
           c)  Stock Options ...............................5
           d)  Stock Appreciation Rights ...................6
           e)  Stock Awards ................................6

SECTION 8  Dividends and Dividend Equivalents ..............6

SECTION 9  Payments and Payment Deferrals ..................6

SECTION 10 Transferability .................................7

SECTION 11 Change-of-Control ...............................7

SECTION 12 Award Agreements ................................9
SECTION 13 Termination and Amendment of the Plan ...........9

SECTION 14 Tax Withholding .................................9

SECTION 15 Other Benefit and Compensation Programs .........10

SECTION 16 Unfunded Plan ...................................10

SECTION 17 Use of Proceeds .................................10

SECTION 18 Regulatory Approvals ............................10

SECTION 19 Future Rights ...................................10

SECTION 20 Governing Law ...................................11

SECTION 21 Successors and Assigns ..........................11





                            THE BOMBAY COMPANY, INC.

                      1996 LONG-TERM INCENTIVE STOCK PLAN

1.   PURPOSES OF THE PLAN

     The purpose of the 1996 Long-Term Incentive Stock Plan of The Bombay Company, Inc. is to provide incentives and rewards for employees so as to promote the interests of the Company and its shareholders by (i) strengthening the Company's ability to attract and retain highly competent officers and other key employees; (ii) permit the awarding of opportunities for plan participants to be rewarded using stock based incentives; (iii) to provide a means to encourage stock ownership and proprietary interest in the Company by the recipients of awards made under the Plan; and (iv) to provide equity ownership opportunities and performance based incentives to better align the interests of officers and key employees with those of shareholders.

2.   DEFINITIONS

     "Award" includes, without limitation, stock options (including incentive stock options under Section 422 of the Code), stock appreciation rights, stock awards made in restricted and performance shares or denominated in units equivalent in value to shares or other awards that are valued in whole or in part by reference to, or are otherwise based on, the Common Stock, all on a stand alone, combination or tandem basis, as described in or granted under this Plan.

     "Award Agreement" means a written agreement entered into between the Company and a Participant setting forth the terms and conditions of an Award made to such Participant under this Plan, in the form prescribed by the Committee.

     "Board" means the Board of Directors of the Company.

     "Change of Control" shall have the meaning specified in Section 11.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     "Committee" means the body appointed by the Board, which shall be comprised in such a manner as to comply with the requirements, if any, of Rule 16b-3 (or any successor rule) under the Exchange Act and of Section 162 of the Code.

     "Common Stock" means the common stock of the Company, $1.00 par value per share.

     "Company" means The Bombay Company, Inc., a Delaware corporation and shall include any entity that is directly or indirectly controlled by the Company or any entity, including an acquired entity, in which the Company has a significant equity interest, as determined by the Committee.

     "Employee" means an employee of the Company.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Fair Market Value" means the closing price of the Common Stock as reported on the New York Stock Exchange Composite Transactions Tape on the relevant valuation date or, if there were no Common Stock transactions on the valuation date, on the next preceding date on which there were Common Stock transactions.

     "Participant" means an Employee who has been granted an Award under this Plan.

     "Performance Goals" means, with respect to any Performance Period, goals based on any of the following criteria established by the Committee and set forth in the applicable Award Agreement(s): earnings or earnings growth; return on equity, assets or investment; revenues; expense control; total shareholder return; cash flow; or assets. Such Performance Goals may be particular to an Employee or the division, department, branch, line of business, subsidiary or other unit in which the Employee works, or may be based on the performance of the Company generally.

     "Performance Period" means the period of time designated by the Committee applicable to a stock Award during which the Performance Goals shall be measured.

     "Plan" means this 1996 Long-Term Incentive Stock Plan.

     "Reporting Person" means an officer or director of the Corporation subject to the reporting requirements of Section 16 of the Exchange Act.

3.   EFFECTIVE DATE OF PLAN AND DURATION OF PLAN

     The effective date of this Plan is March 6, 1996 subject to its approval by the shareholders of the Company at the next annual meeting or any adjournment thereof. Any grant of any Award under the Plan prior to such approval shall be deemed to be null and void if such approval is not obtained within one year of its approval by the Board. No Award shall be granted pursuant to the Plan on or after the tenth anniversary date of the effective date, but any Award granted prior to such tenth anniversary may extend beyond that date to the date(s) specified in the Award Agreement.

4.   PLAN ADMINISTRATION

     a) Committee. The Committee shall be responsible for administering the Plan. Each member of the Committee shall serve for such term as the Board may determine, subject to removal by the Board at any time.

     b) Committee Authority. The Committee shall have full and exclusive power to interpret the Plan and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper, all of which power shall be executed in the best interests of the Company and in keeping with the provisions and objectives of the Plan. This power includes, but is not limited to, selecting Participants, establishing all Award terms and conditions, adopting procedures and regulations governing Awards, and making all other determinations necessary or advisable for the administration of this Plan, including the authority in the event of a spin-off or other corporate transaction to permit substitution of an Award granted under the Plan with an award from another company or an award denominated in other than shares of Common Stock. All decisions made by the Committee shall be final and binding on all persons affected by such decisions.

     c) Cancellation and Reissuance. The Committee shall not have the right to cancel outstanding stock options or stock appreciation rights for the purpose of replacing or regranting such options or rights with a purchase price that is less than the purchase price of the original option or right.


     d) Delegation. Except as required by Rule 16b-3 (or any successor rule) under the Exchange Act with respect to grants of options, stock appreciation rights, other stock awards, or other benefits to Participants who are subject to
Section 16 of the Exchange Act, or as otherwise required for compliance with such Rule 16b-3 or other applicable law, the Committee may delegate all or any part of its authority under the Plan to any officer of the Company.

     e) Limitation of Liability. No member of the Committee shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to this Plan or any transaction hereunder, except for liability arising from his or her own willful misfeasance, gross negligence or reckless disregard of his or her duties. The Company shall indemnify each member of the Committee for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiation for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising in connection with any actions in administering this Plan or in authorizing or denying authorization to any transaction hereunder.

5.   PARTICIPATION

     Awards may be granted under the Plan to those Employees of the Company as the Committee may from time to time select, including any Employee of an entity acquired by or merged into the Company pursuant to the assumption, replacement or substitution of awards previously issued by such entity. In no event may an Award be granted under the Plan to any person who is not an Employee, except in circumstances involving the grant of an Award made in tandem with or replacement of an earlier Award made under the Plan to a former Employee.

6.   AVAILABLE SHARES OF COMMON STOCK

a) Available Shares. There shall be an initial allocation of 1,400,000 shares of Common Stock to the Plan, plus any shares of Common Stock available for delivery under the 1986 Stock Option Plan (the "Prior Plan") which have not been committed for delivery by grants made under the Prior Plan. Additionally, and subject to the provisions of Section 6(d) of the Plan, the aggregate number of shares of Common Stock which shall be available for delivery to Participants under the Plan shall be increased each fiscal year following the fiscal year in which the Plan is adopted by an amount equal to one and one-fourth percent (1.25%) of the total number of issued shares of Common Stock as reported in the Company's Consolidated Balance Sheet in the Annual Report on Form 10-K for the immediately preceding fiscal year end. Any shares of Common Stock which are represented by Awards or portions of Awards made under the Plan or the Prior Plan which are settled, forfeited, expire or are canceled without the delivery of shares, and any shares of Common Stock which may be tendered, either actually or by attestation, by a person as full or partial payment made to the Company in connection with the exercise of any stock option under the Plan or the Prior Plan shall be available for Awards under the Plan. Any shares of Common Stock available pursuant to this Section 6 which were available and not used for Awards in any prior fiscal year shall be carried forward and be available for Awards in succeeding fiscal years, as well as any shares reacquired by the Company in the open market or in a private transaction, in which Fair Market Value is paid for such shares, up to the extent that the aggregate purchase price of such shares does not exceed the cumulative amount of cash proceeds received by the Company after the effective date of the Plan from the exercise of stock options granted under the Plan or the Prior Plan. The stock subject to the provisions of this Plan shall either be shares of authorized but unissued Common Stock, shares of Common Stock held as treasury stock or previously issued shares of Common Stock reacquired by the Company, including shares purchased on the open market.

     b) Limitations. The aggregate number of shares of Common Stock that may be represented by Awards granted to any single Participant under Sections 7(c), 7(d) and 7(e) of the Plan shall not exceed 525,000 for any fiscal year during which the Plan is in effect. The aggregate number of shares of Common Stock that may be delivered in settlement of Awards granted pursuant to Section 7(e) of the Plan shall not exceed 25% of the aggregate number of shares available for delivery at any time under the Plan under Section 6(a). Further, the aggregate number of shares of Common Stock that may be covered by Awards made in the form of incentive stock options intended to comply with Section 422 of the Code shall not exceed 1,500,000 during the life of the Plan.

     c) Non-Share Usage. Cash dividends, dividend equivalents paid in cash in conjunction with outstanding Awards, and stock-denominated Awards which are settled in cash shall not reduce the number of shares available for delivery under the Plan. Further, any shares that are issued by the Company, and any Awards that are granted through the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity shall not reduce the number of shares available for Awards under the Plan. No fractional shares of Common Stock shall be delivered under the Plan. Cash may be paid in lieu of any fractional shares in settlements of Awards under the Plan.

     d) Adjustments. In the event of any stock dividend, stock split, combination or exchange of equity securities, merger, consolidation, recapitalization, spin-off or other distribution (other than normal cash dividends) of the Company's assets to shareholders, or any other change affecting shares of Common Stock or share price, the Committee shall make appropriate adjustments to reflect such change with respect to: (i) the number of shares of Common Stock that may be available and delivered as set forth in
Section 6(a) and the limitations on such Awards as set forth in Section 6(b);
(ii) the number of shares of Common Stock covered by each outstanding Award made under the Plan; and (iii) the exercise price per share of Common Stock for any outstanding stock options, stock appreciation rights or similar Awards under the Plan.

7.   AWARDS

     a) General. The Committee shall determine the type or types of Award(s) set forth below to be made to each Participant. Awards may be granted singly, in combination or in tandem. Awards also may be made, subject to the provision of Section 4(c), in replacement of or as alternatives to other Awards or rights under the Plan or any other employee compensation plan of the Company, including the plan of any acquired entity.

     b) Foreign Jurisdiction. Awards may be granted, without amending the Plan, to Participants who are foreign nationals or employed outside the United States or both, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to further the purposes of the Plan or to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or alternative versions of the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purpose; provided, however, no such supplement or alternative version shall: (a) increase the number of available shares of Common Stock under
Section 6(a); or (b) increase the limitations contained in Section 6(b).

     c) Stock Options. A stock option represents a right to purchase a specified number of shares of Common Stock during a specified period as determined by the Committee. The purchase price per share for each stock option shall be not less than 100% of the Fair Market Value on the date of grant. A stock option may be in the form of an incentive stock option which, in addition to being subject to the applicable terms, conditions and limitations established by the Committee, complies with Section 422 of the Code. The shares of Common Stock covered by a stock option may be exercised only by written notice to the Secretary of the Company, in accordance with the applicable Award Agreement, accompanied by cash payment or such other payment method permitted by the Committee, including (i) tendering (either actually or by attestation) shares of Common Stock valued at Fair Market Value on the date of exercise; (ii) authorizing a third party to sell the shares (or a sufficient portion thereof) acquired upon exercise of a stock option, and assigning the delivery to the Company of a sufficient amount of the sale proceeds to pay for all the shares acquired through such exercise and any tax withholding obligations resulting from such exercise; or (iii) any combination of the above. The Committee may grant stock options that provide for the grant of a subsequent restoration stock option if the exercise price has been paid for by tendering shares to the Company. Any restoration stock option shall be for the number of shares tendered in exercising the predecessor option. The restoration stock option exercise price shall be the then-current Fair Market Value, and the term of such restoration option may not extend beyond the remaining term of the original option.

     d) Stock Appreciation Rights. A stock appreciation right represents a right to receive a payment, in cash, shares of Common Stock or a combination, equal to the excess of the Fair Market Value of a specified number of shares on the date the right is exercised over (a) the Fair Market Value on the date the right was granted as set forth in the applicable Award Agreement or (b), in the case of a stock appreciation right granted in tandem with or substitution for a stock option, the purchase price per share of such stock option.

     e) Stock Awards. A stock Award represents an Award made in shares of Common Stock or denominated in units equivalent in value to shares of Common Stock. All or part of any stock Award shall be subject to conditions and restrictions established by the Committee and set forth in the Award Agreement, which may include, but not be limited to, continuous service with the Company and/or the achievement of Performance Goals over a specified Performance Period. The Committee may select one criterion or multiple criteria for measuring performance, and the measurement may be based on total Company or business unit performance or based on comparative performance with other companies.

8.   DIVIDENDS AND DIVIDEND EQUIVALENTS

     The Committee may provide that any Awards under the Plan earn dividends or dividend equivalents. Such dividends or dividend equivalents may be paid currently or may be credited to a Participant's account. Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as the Committee may establish, including reinvestment in additional shares of Common Stock or share equivalents. Payment of credited or deferred dividends shall be made upon the lapsing of any restrictions imposed on the Award in respect of which the deferred dividends were paid, and any dividends deferred in respect to an Award shall be forfeited upon the forfeiture of such Award. The total number of shares of Common Stock available for grant under
Section 6(a) shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional shares or credited as units equivalent to shares.

9.   PAYMENTS AND PAYMENT DEFERRALS

     Payment of Awards may be in the form of cash, shares of Common Stock, other Awards or combinations thereof as the Committee shall determine, and with such restrictions as it may impose. The Committee also may require or permit participants to elect to defer the delivery of shares or the settlement of Awards in cash under such rules and procedures as it may establish under the Plan. It also may provide that deferred settlements include the payment or crediting of interest on the deferral amounts, or the payment or crediting of dividend equivalents where the deferral amounts are denominated in share equivalents. In addition, the Committee may stipulate in an Award Agreement, either at the time of grant or by subsequent amendment, that a payment or portion of a payment of an Award be delayed in the event that Section 162(m) of the Code (or any successor or similar provision of the Code affecting tax deductibility) would operate to disallow a tax deduction by the Company for all or a portion of such payment. The period of any such delay in payment shall be until the payment or portion thereof, is tax deductible, or such earlier date as the Committee shall determine.

10.  TRANSFERABILITY

     No Award shall be assignable or transferable except by will, by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or as otherwise may be permitted by the Committee. During the lifetime of a Participant, an Award shall be exercisable only by such Participant or such Participant's guardian, legal representative or assignee pursuant to a qualified domestic relations order.

11.  CHANGE-OF-CONTROL

     (a) Notwithstanding anything contained in this Plan or any Award Agreement to the contrary, in the event of a Change of Control, as defined below, any of the following may, in the sole discretion of the Committee, occur with respect to any Employee Awards outstanding as of such Change of Control:

          (i) the time periods for exercising or realizing and vesting periods of Awards will be accelerated, restrictions will lapse and performance standards will be deemed to have been attained so that such Awards may be immediately exercised, realized or vested in full on or before the relevant date fixed in the Award Agreement;

          (ii) outstanding stock Awards granted pursuant to Section 7(a) shall be settled in cash;

          (iii) upon exercise of a stock option or an incentive stock option (collectively, an "Option") during the 60-day period from and after the date of a Change of Control, the Participant exercising the Option may in lieu of the receipt of Common Stock upon the exercise of the Option, elect by written notice to the Corporation to receive an amount in cash equal to the excess of the aggregate value (as defined below) of the shares of Common Stock covered by the Option or portion thereof surrendered determined on the date the Option is exercised, over the aggregate exercise price of the Option (such excess is referred to herein as the "Aggregate Spread"); provided, however, and notwithstanding any other provision of this Plan, if the end of such 60-day period from and after the date of a Change of Control is within six months of the date of grant of an Option held by a Participant who is a Reporting Person, such Option shall be canceled in exchange for a cash payment to the Participant equal to the Aggregate Spread on the day which is six months and one day after the date of grant of such Option. As used in this
               Section 11(a)(iii) the term "Value" means the higher of (i) the highest Fair Market Value during the 60-day period from and after the date of a Change of Control and (ii) if the Change of Control is the result of a transaction or series of transactions described in paragraphs (i) or (iii) of the definition of Change of Control, the highest price per share of the Common Stock paid in such transaction or series of transactions (which in the case of paragraph (i) shall be the highest price per share of the Common Stock as reflected in a
               Schedule 13D filed by the person having made the acquisition);

          (iv) if a Participant's employment terminates for any reason other than retirement or death following a Change of Control, any options held by such Participant may be exercised by such Participant until the earlier of three months after the termination of employment or the expiration date of such options; and

          (v)  all outstanding Awards shall become non-cancelable.

     (b) A "Change of Control" of the Company, unless otherwise determined by the Board, shall be deemed to have occurred upon the happening of any of the following events:

          (i) the acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership of 20% or more of either the then outstanding shares of Common Stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that any acquisition by the Company or any of its subsidiaries, or any employee benefit plan (or related trust) of the Company or its subsidiaries, or any corporation with respect to which following such acquisition, more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Common Stock and voting securities of the Company immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of Common Stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, as the case may be, shall not constitute a Change of Control;

           (ii) individuals who, as of January 1, 1996, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company (as such terms are used in rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

          (iii) approval by the shareholders of the Company of a reorganization, merger or consolidation of the Company, in each case, with respect to which the individuals and entities who were the respective beneficial owners of the Common Stock and voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation, or a complete liquidation or dissolution of the Company or of the sale or other disposition of all or substantially all of the assets of the Company.

12.  AWARD AGREEMENTS

     Awards under the Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each Award, including the term of the Award (except that in no event shall the term of any incentive stock option exceed a period of ten years from the date of its grant), the provisions applicable in the event the Participant's employment terminates, and the Company's authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind any Award. The granting of an Award shall be subject to, and conditioned upon, the execution of any such Award Agreement by the Participant.

13.  TERMINATION AND AMENDMENT OF THE PLAN

     The Plan shall terminate no later than March 5, 2006. The Board may sooner terminate the Plan and may at any time and from time to time amend, modify or suspend the Plan; provided, however, that no amendment that increases the amounts of shares specified in Sections 6(a) and 6(b) or the price per share specified in Sections 7(c) and 7(d) shall be effective unless approved by the shareholders of the Company in accordance with applicable law and regulations.

14.  TAX WITHHOLDING

     The Company shall have the right to deduct from any settlement of an Award made under the Plan, including the delivery or vesting of shares of Common Stock, a sufficient amount to cover withholding of any federal, state or local taxes required by law or such greater amount of withholding as the Committee shall determine from time to time, or to take such other action as may be necessary to satisfy any such withholding obligations. If the Committee permits or requires shares of Common Stock to be used to satisfy required tax withholding, such shares shall be valued at the Fair Market Value as of the tax recognition date for such Award.

15.  OTHER BENEFIT AND COMPENSATION PROGRAMS

     Unless otherwise specifically determined by the Committee, settlements of Awards received by Participants under the Plan shall not be deemed a part of a Participant's regular, recurring compensation for purposes of calculating payments or benefits from any Company benefit plan or severance program. Further, the Company may adopt other compensation programs, plans or arrangements as it deems appropriate or necessary.

16.  UNFUNDED PLAN

     Unless otherwise determined by the Board, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any Participant or other person. To the extent any person holds any rights by virtue of an Award granted under the Plan, such rights shall constitute, general unsecured liabilities of the Company and shall not confer upon any Participant any right, title or interest in any assets of the Company.

17.  USE OF PROCEEDS

     The cash proceeds received by the Company from the delivery of shares of Common Stock pursuant to the exercise of stock options or the settlement of other Awards under the Plan shall be used for general corporate purposes, including the acquisition of shares to be used in settlement of other Awards.

18.  REGULATORY APPROVALS

     The implementation of the Plan, the granting of any Award under the Plan, and the delivery of shares of Common Stock upon the exercise or settlement of any Award shall be subject to the Company's procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the Awards granted under it or the shares issued pursuant to it.

19.  FUTURE RIGHTS

     No person shall have any claim or rights to be granted an Award under the Plan, and no Participant shall have any rights under the Plan to be retained in the employ of the Company. Likewise, participation in the Plan will not in any way affect the Company's right to terminate the employment of the Participant at any time with or without cause.

20.  GOVERNING LAW

     The validity, construction and effect of the Plan and any actions taken or relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable federal law.

21.  SUCCESSORS AND ASSIGNS

     The Plan shall be binding on all successors and assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant's creditors. However, no award or other interest in the Plan may be assigned, pledged or otherwise alienated, except to the extent permitted in accordance with Section 10 of the Plan and the applicable Award Agreement.









                          THE BOMBAY COMPANY, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned security holder of The Bombay Company, Inc., a Delaware Corporation, hereby appoints James E. Herlihy and Alexandra M.T. Nourse, and each of them with the full power of substitution, to represent and to vote on behalf of the undersigned all securities which the undersigned is entitled to cast at the Annual Meeting of Shareholders scheduled to be held on Thursday, May 16, 1996, at 9:00 a.m., local time, at the Botanic Garden Center Complex, 3220 Botanic Garden Boulevard, Fort Worth, Texas 76107, and at any adjournment or adjournments thereof, hereby revoking all proxies heretofore given with respect to such securities upon the matters described in the Notice of Annual Meeting and Proxy Statement (receipt of which is hereby acknowledged), and upon any other business that may properly come before such Annual Meeting.

THE SECURITIES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE, BUT IF NO SPECIFICATION IS MADE, THE PROXIES NAMED ABOVE INTEND TO VOTE THE SECURITIES AT THEIR DISCRETION FOR THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1, FOR THE APPROVAL OF THE ADOPTION OF THE BOMBAY COMPANY, INC. 1996 LONG TERM INCENTIVE STOCK PLAN IN PROPOSAL 2 AND OTHERWISE AT THE DISCRETION OF THE PROXIES.

(Continued and to be dated on the reverse side)


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES LISTED BELOW AS DIRECTORS AND FOR ADOPTION OF THE 1996 LONG TERM INCENTIVE PLAN.

1.  To elect Class B Directors:
    Nominees:  Clayton E. Niles, Carson R. Thompson and Shirley Young

                For             Withheld
                / /               / /

    / /--------------------------------------
       For all nominees except as noted above

 2.  To approve the adoption of the 1996 Long Term Incentive Stock Plan.

                For     Against    Abstain
                / /       / /        / /

 3. In their discretion upon such other matters as may properly come before the meeting.

     / / Mark here for address change and note at left

    / /  Mark here if you plan to attend the meeting

 IF YOU RECEIVE MORE THAN ONE PROXY CARD, PLEASE DATE,
 SIGN AND RETURN ALL CARDS IN THE ACCOMPANYING ENVELOPE.

 Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in partnership name by authorized person. (Only one signature is required in the case of securities registered in the name of two or more persons).

 Signature:--------------------------- Date:--------------------

 Signature:----------------------------Date:--------------------